Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Matthew Haltom (“Employee”) and Sally Beauty Supply LLC (“Employer”) (jointly the “Parties”).

1.    Separation of Employment. Employee separated from employment with Employer on January 25, 2018 (the “Separation Date”).

2.    Consideration. In consideration of the release of all claims by Employee as provided for in this Agreement, and for the other agreements by Employee herein, Employer will provide Employee the following as consideration (the “Release Consideration”) after this Agreement’s Effective Date (as defined below):

a.	Total potential separation pay of up to $500,000.00 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), which amount is equivalent to 12 months’ worth of Employee’s base salary. This separation pay will be provided in 12 equal monthly installments of $41,666.67 (less any withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), provided Employee has abided by the terms of this Agreement, specifically including paragraphs 5-9 below. The first such payment shall be paid within 21 days of the effective date of this agreement. Subsequent monthly payments shall be made on the first of each month. All payments are conditioned upon the Employee abiding by the terms of this Agreement, specifically including paragraphs 5-9 below

b.	Payment of the net amount of $40,936.24 (with the gross amount paid being subject to withholdings required by law or deductions authorized by the parties’ previous agreement or as otherwise agreed to in this Agreement), with the after-tax amount representing the cost to Employer for 12 months of health insurance continuation under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Employee agrees that this Release Consideration is in addition to anything of value to which Employee already is entitled.

Employee agrees that any payments under the subsections above are conditioned upon compliance with the terms of this Agreement, including Employee returning any and all Employer-issued equipment and keys, including, by way of example but not limitation, laptop, iPad, printer, scanner, and/or employee badge.

3.    Release. In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the “Released Parties”), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before the date on which Employee executes this Agreement. Employee agrees that this Agreement includes a release of any and all employment claims, negligence claims,

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contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, sexual orientation, gender identity, national origin, religion, disability, age, whistleblower status, and claims under local, state or federal law, including, but not limited to the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the National Labor Relations Act (“NLRA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act and similar state laws, and other federal, state or local laws relating to employment or termination of employment, any personal injury or other tort claims, and any related attorneys’ fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties. Employee waives and releases Employer and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding. Employee also waives the right to become a member of any class in a case in which claims are asserted against any of the Released Parties based on acts or events occurring on or before the date on which Employee executes this Agreement. The general release in this Agreement specifically includes a release of any claims under state and local laws based on acts or events occurring on or before the date on which Employee executes this Agreement, including to the extent applicable claims under Texas Labor Code Chapters 21 and 45.

Employee specifically agrees that he was informed of Employer’s decision and intent to separate his employment and, by signing this Agreement, Employee waives any claims regarding the separation of his employment with Employer and all issues and actions that preceded or related to that decision.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission (“EEOC”) or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the above paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee’s behalf, with the exception of complaints or claims made to/with the United States Securities and Exchange Commission (“SEC”). Nothing in this Agreement shall prevent Employee from filing a complaint or claim or communicating in any way with the SEC and obtaining any and all SEC monetary benefits/award.

Employee also acknowledges (i) receipt of all compensation and benefits due through the date Employee signs this Agreement as a result of services performed for Employer with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to Employer in writing any and all work-related injuries incurred during employment with Employer; (iii) Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Employee has provided Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any released person or entity.

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4.    Release of Unknown Claims. For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Agreement resolves all legal claims he may have against Released Parties as of the date of this Agreement, including but not limited to claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement.

5.    Confidentiality, Non-Disparagement, and Non-Defamation. Employee agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Employee may supply a copy to Employee’s accountant or other financial advisor solely in connection with preparing Employee’s income tax return, and Employee may disclose this Agreement to members of Employee’s immediate family and to Employee’s attorney on a confidential basis. Employee also agrees to keep confidential any and all discussions, communications and documents relating to the issues and negotiations that led to this Agreement and the underlying facts, allegations, documents and communications related to any claims of discrimination Employee made during Employee’s employment with Employer.

The Parties (including with respect Employer its executive officers and Board of Directors) agree not make or authorize to be made any written or oral statement that may defame one another, and Employee shall not disparage, malign, embarrass, or damage the reputation of Employer or any of Employer’s current or former employees or Employer’s current or former directors (on its Board of Directors), specifically including any parties with knowledge of the facts underlying Employee’s separation from Employer. Employee further agrees that Employee shall not take any steps to retaliate in any way against any person, including current or former employees of Employer and Employer’s current or former directors (on its Board of Directors), with knowledge of the facts underlying Employee’s separation from Employer. Employee further agrees that Employee shall not take any steps to influence or deter any investor or shareholder with respect to their investment(s) or relationship(s) with Employer. Employee further agrees not to, directly or indirectly, contact or otherwise communicate with any of Employer’s employees, or current or former directors (on its Board of Directors) for the purpose of or in a manner having the effect of disparaging, embarrassing, or otherwise harassing such persons, including any parties with knowledge of the facts underlying Employee’s separation from Employer.

The Parties agree and acknowledge the other Party’s agreement to abide by the terms of this paragraph and its requirements was a necessary condition precedent to the decision on the part of both Parties to enter into this Agreement. The Parties further acknowledge and agree that that in the event of a final determination of a breach by Employee, Employer’s obligations, including those financial obligations in paragraph 2 above, will become null and void. Further, Employee shall have an obligation to repay any monies or benefits received under this Agreement, including any monies paid and received under paragraph 2(a) above, to Employer as part of a reasonable remedy for such breach, along with all available legal remedies.

Nothing in this paragraph or Agreement is to be construed to preclude Employee or any individual from communicating with any government agency, including the EEOC, the National Labor Relations Board (“NLRB”), and/or the SEC.

6.    Confidential Information and Trade Secrets. Employee acknowledges Employee’s ongoing legal and fiduciary obligations to maintain, and hereby contractually agrees to maintain, the confidentiality of Employer’s confidential business-related information and trade secrets, including, but not limited to, Employer’s strategy, future plans, merchandising, marketing and sales initiatives, proprietary business methods and processes. Nothing herein shall relieve Employee of his ethical and legal responsibilities and duties related to privilege and confidentiality, including by virtue of his role as attorney, corporate officer, and/or executive officer.

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7.    Agreement Not to Solicit or Hire Employees. For a period of 12 months after the Effective Date of this Agreement, Employee shall not, nor will Employee assist any third party to, directly or indirectly: (i) recruit, raid, solicit, or attempt to persuade any employee of the Released Parties or any person who is a current employee of Employer to leave the Employer or the Released Party or to work for one of their competitors.

8.    Tax Indemnification. Employee acknowledges and agrees that Employer has not made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. The parties further agree that if any local, state or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee shall indemnify Employer for all such tax payments, including interest and penalties. To the extent Employer is penalized for any failure to withhold or pay taxes, Employee agrees that Employee will indemnify Employer for its costs, expenses, fees (including reasonable and necessary attorneys’ fees) and/or penalties with respect to taxes or the failure to withhold.

9.    Cooperation. Employee agrees that he will assist and cooperate with Employer regarding any legal matters, including litigation matters that arise or continue beyond the separation of Employee’s employment. Employee will not receive additional compensation for such assistance and cooperation; however, Employer will reimburse Employee for all reasonable expenses incurred in fulfilling this obligation.

10.    Employee’s Attorneys’ Fees and Costs. Employee acknowledges and represents that all claims for attorneys’ fees, costs, or other recoverable expenses that Employee’s attorneys may hold against Employer as Employee’s attorneys will be satisfied solely by Employee.

11.    Employment Reference and Verification. Employee agrees that for any employment verification or reference purposes, Employee will refer prospective employers to the third party service entitled “The Work Number” 1-800-367-5690 or www.theworknumber.com. This online employment verification service can provide confirmation of employment and dates of employment. The relevant employer code to use is 11140. Should this service change, Employee agrees to use the third party service then used by Employer. Employee agrees not to contact, or direct others to contact, any active employee or representative of Employer for a reference or information relating to Employee’s employment with Employer. As to any other communication by Employer with any person or entity making inquiry about Employee for purposes of employment, Employer agrees to refer them to the foregoing third party service.

12.    Advice of Counsel, Consideration and Revocation Periods, Other Information. Employer advises Employee to consult with an attorney prior to signing this Agreement. Employee has 21 days to consider whether to agree to the ADEA release contained in this Agreement from the date Employee receives this Agreement (the “ADEA Consideration Period” and the “ADEA Release”). Employee must return this signed ADEA Release Signature Page to Employer’s representative set forth below within the Consideration Period. If Employee signs and returns the ADEA Release Signature Page before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering the terms of the ADEA Release contained in this Agreement. Additionally, Employee shall have seven days from the date Employee signs the ADEA Release Signature Page to revoke the ADEA Release contained in this Agreement by delivering a written notice of revocation of the ADEA Release within the seven-day revocation period to the same person as Employee returned the ADEA Release Signature Page. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke the ADEA Release contained in this Agreement. Employee agrees with Employer that changes, whether material or immaterial, do not restart the running of the ADEA Consideration Period.

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13.    Exceptions. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality, non-disparagement, tax indemnification, employee’s attorneys’ fees and costs, and employment verification provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited and except for a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, nothing in the Agreement is intended to affect or diminish any rights Employee may have for indemnification or other protections under any insurance policy issued and which may cover Employer, its parents or subsidiaries (including but not limited to rights under Directors and Officers liability insurance policies and commercial general liability policies), to the same extent as if this Agreement did not exist and he remained an employee. Further, Employee shall continue to retain his rights to indemnification and other protections under any corporate bylaws or other corporate documents or applicable individual contracts, to the same extent as if this Agreement did not exist and he remained an employee.

14.    Miscellaneous.

a.    Effective Date. The “Effective Date” of this Agreement is the eighth (8th) day after Employee signs both the Agreement and the ADEA Release Signature Page, provided Employee does not revoke the ADEA Release in this Agreement during the applicable revocation period set forth above.

b.    Entire Agreement/No Assignment. This instrument sets forth the entire agreement between the parties and no representation, promise, or condition not contained herein will modify these terms except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact. The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment. Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

c.    No Admission of Liability. Nothing in this Agreement constitutes the admission of any liability by Employer, the Released Parties, or Employee.

d.    Read Agreement/Advice of Attorney. Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee’s own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

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e.    Applicable Law and Severability. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Texas. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and said illegal, invalid, or unenforceable part will be deemed not to be a part of the Agreement. A facsimile, pdf, or e-mail copy of any Party’s signature shall be deemed as legally binding as the original signature.

f.    Notice. Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee’s last known address as shown on Employer’s records. Either party may designate a different address or addresses by giving notice according to this Section.

The parties have signed this Agreement on the dates written by the signatures below and on the ADEA Release Signature Page.

[Signatures follow below.]

EMPLOYEE:	EMPLOYER:

/s/ Matthew Haltom	/s/ Donald T. Grimes
MATTHEW HALTOM	SALLY BEAUTY SUPPLY LLC

BY: Donald T. Grimes
Chief Financial Officer/Chief Operations Officer

Date: January 26, 2018	Date: January 26, 2018

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ADEA RELEASE SIGNATURE PAGE

By signing this ADEA Release Signature Page in accordance with the terms of the Agreement, Employee is agreeing to the ADEA Release contained in Paragraph 3 of the Agreement, as further described in Paragraph 12 as to the ADEA Consideration Period and ADEA Revocation Period.

EMPLOYEE:

/s/ Matthew Haltom
MATTHEW HALTOM

Date: January 26, 2018

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